Exhibit 10.2

AMENDMENT 1 TO

FOURTH AMENDED AND RESTATED
NU SKIN ENTERPRISES, INC.
DEFERRED COMPENSATION PLAN

Nu Skin Enterprises, Inc. (the “Company”) previously established the Fourth Amended and Restated Nu Skin Enterprises, Inc. Deferred Compensation Plan (the “Plan”), effective as of January 1, 2022.  The Company hereby amends Section 6.5(e) of the Plan to read in its entirety as follows:

(e)
Form of Payment.  Except as otherwise determined by the Plan Administrator in its sole discretion, any distribution paid from the Plan to a Participant or Beneficiary from a Participant’s Account will be paid in cash or, in the case of distributions from the Company Stock Unit Fund, shares of Stock.  Except as otherwise provided in Section 6.5(a)(4), such distribution will be paid in either a lump sum payment or in monthly, quarterly, or annual installments over a period not to exceed 15 years; provided that if the value of the Participant’s Account at the time of distribution is less than $50,000, such distribution shall be paid in the form of a lump sum distribution.  Notwithstanding the foregoing, (i) no elections for monthly distributions may be made with respect to Plan Years commencing on or after January 1, 2015 or with respect to any Subsequent Deferral Election made on or after January 1, 2024; and (ii) no elections for quarterly distributions, or for distributions paid in installments over a period of more than 10 years, may be made with respect to Plan Years commencing on or after January 1, 2024 or with respect to any Subsequent Deferral Election made on or after January 1, 2024.  With respect to each annual deferral amount (including both Participant deferrals and Company contribution amounts for such Plan Year), a Participant must elect which form of payment to receive in his or her initial or annual deferral election form, which election may be changed by the Participant at any time so long as (i) the election does not take effect until at least 12 months after the date in which the election is made, (ii) the first payment for which the election is made will be deferred for a period of five years from the date such payment would otherwise have been made (other than for payments triggered by the Participant’s death or Disability), and (iii) the change is received by the Plan Administrator at least 12 months prior to the Participant’s first scheduled payment date (any such change, a “Subsequent Deferral Election”).  In the absence of a Participant making a distribution election, or if a Participant has elected a distribution option that is no longer available for new deferrals and the Participant fails to change his or her distribution option, the default form of payment shall be lump sum.  Participant’s Account shall continue to be credited with earnings pursuant to Sections 4.1 and 4.2 of the Plan until all amounts credited to his or her Account under the Plan have been distributed.

Approved by the
Compensation and Human Capital Committee
of the Board of Directors
on August 1, 2023.